EXHIBIT 23 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report on Form 10-K of Cintas Corporation of our report dated July 6, 2001, included in the 2001 Annual Report to Shareholders of Cintas Corporation.

Our audits also included the financial statement schedule of Cintas Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in Registration Statement Number 33-56623 on Form S-8 pertaining to the Partners' Plan, Registration Statement Number 33-23228 on Form S-8 pertaining to the Incentive Stock Option Plan, Registration Statement Number 33-71124 on Form S-8 pertaining to the 1990 Directors Plan and 1992 Stock Option Plan, Registration Statement Number 333-75015 on Form S-8 pertaining to the Unitog Company 1992 and 1997 Stock Option Plans, Registration Statement Number 333-44654 on Form S-8 pertaining to the 1999 Stock Option Plan, Registration Statement Number 333-57950 on Form S-3, Registration Statement Number 333-39382 on Form S-3, Registration Statement Number 333-81539 on Form S-3, Registration Statement Number 333-80371 on Form S-3, Registration Statement Number 333-79011 on Form S-3, Registration Statement Number 333-79009 on Form S-3 and Registration Statement Number 333-78085 on Form S-3, of our report dated July 6, 2001, with respect to the financial statements of Cintas Corporation incorporated by reference in, and of our opinion with respect to the financial statement schedule of Cintas Corporation listed in Item 14(a) included in, this Annual Report on Form 10-K for the year ended May 31, 2001.

Ernst & Young LLP

Cincinnati, Ohio August 24, 2001